PFM FUNDS

AMENDED AND RESTATED MULTI-CLASS PLAN PURSUANT TO RULE 18f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

PFM Funds (the “Trust”), under its Declaration of Trust (the “Declaration”), is authorized to issue multiple classes of shares of its investment portfolios known as Prime Series and Government Series, each of which series is represented by a separate series of shares of beneficial interest in the Trust.  Currently, the Trust issues multiple classes of shares of Prime Series and a single class of shares of Government Series.  This plan, which initially was adopted effective September 29, 2008 in accordance with the requirements of Rule 18f-3 under the Investment Company Act of 1940, as amended, in the manner specified by such rule, and the amendments thereof effective as of May 4, 2009 and October 29, 2009 which have been similarly approved by the Board of Trustees of the Trust (the “Board”) in the manner specified by such rule (the “Plan”), documents certain of the preferences, limitations and relative rights of each class of shares of Prime Series, as follows.

SECTION 1.  CLASS DESIGNATIONS.

(a)  Consistent with the Declaration and this Plan, Prime Series may issue the following classes of its shares: SNAP® Fund Shares, Institutional Shares and Independent Schools and Colleges Shares.

(b)  SNAP® Fund Shares shall be available only to investors participating in the Commonwealth of Virginia State Non-Arbitrage Program that meet such other investment eligibility requirements as may be set forth in the prospectus of Prime Series (the “Prospectus”).

(c)  Institutional Shares shall be available only to investors who are able to meet the investment minimums and/or other account maintenance requirements, including (as applicable) participation in cash management and other programs provided by PFM Asset Management LLC (“PFM”) and such other eligibility requirements as may be set forth in the Prospectus.

(d) Independent Schools and Colleges Shares shall be available to only to independent schools and colleges domiciled in the United States who are able to meet the investment minimums and/or other account maintenance requirements, including (as applicable) participation in cash management and other programs by PFM and such other eligibility requirements as may be set forth in the Prospectus.

SECTION 2.  VOTING.

Each class of shares of Prime Series shall have the voting rights set out in the Declaration and the Bylaws of the Trust, as they may be amended from time to time.

SECTION 3.  EXPENSES.

(a)  DISTRIBUTION EXPENSES.  Expenses associated with the Trust's Rule 12b-1 Plan of Distribution, shall be allocated solely to Institutional Shares of Prime Series and to shares of Government Series, without regard to class, except that any such expenses relating solely to Government Series or to Institutional Shares of Prime Series shall be allocated solely to shares of such series or class.  All shares issued by Government Series or Prime Series shall be issued at their then current net asset value per share, without imposition of any sales charge.

(b)  OTHER CLASS EXPENSES. Expenses, other than distribution expenses, investment advisory and custody expenses and other expenses related to management of the assets of Prime Series, that are determined by the Board to have been incurred by or in respect of one or more, but not all, classes of shares of Prime Series, or are attributable to different services (or the scope of services) provided to a specific class or classes shall be specifically allocated to the class or classes to which such expenses relate.  To the extent that such a determination is made, expenses allocated in this manner may include, but are not limited to, those associated with:

(i) Administration (if any) and transfer agent fees and expenses;

(ii) Fees associated with the provision of specialized shareholder services (e.g., unlimited checkwriting or similar services)

(iii) Litigation, legal, and audit fees;

(iv) State and foreign securities registration fees;

(v) Shareholder report expenses;

(vi) Trustee fees and expenses;

(vii) Preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information; and

(viii) Expenses incurred in connection with shareholder meetings.

SECTION 4.  OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS.

(a)  ALLOCATION OF PORTFOLIO EXPENSES.  Income, realized and unrealized capital gains and losses, and expenses other than expenses allocated to a particular class, as described in Section 3 above, related to Prime Series shall be allocated to the respective class of shares of Prime Series on the basis of the net asset value of the respective classes of shares, or on such other basis as the Board may, in its discretion, consider fair and equitable to each class of shares.

(b)  WAIVERS AND REIMBURSEMENTS.  Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by Prime Series or any class of shares of Prime Series to that person or to reimburse any or all expenses of Prime Series or any class of shares of Prime Series.  However, waivers and reimbursements shall not be made in a manner that can be deemed to result in a “preferential dividend” for federal tax purposes.

SECTION 5 . EXCHANGES.  Shares of Government Series, SNAP® Fund Shares, Institutional Shares, and Independent Schools and Colleges Shares may not be exchanged for shares of any other class or series.

Adopted and approved by the Board,
Effective October 29, 2009.

__________________________
Jennifer L. Scheffel
Secretary